Exhibit 99.1

WCI Communities Announces Third Quarter 2013 Results

Bonita Springs, Fla, November 12, 2013 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights and Comparisons to Third Quarter 2012

•                  Revenues from homes delivered of $60.5 million, up 84.0%

•                  Deliveries of 141 homes, up 74.1%

•                  Average selling price of $429,000, up 5.7%

•                  Adjusted EBITDA of $11.3 million, up 100.5%; Adjusted EBITDA as a percentage of total revenues of 13.2%, up 280 basis points

•                  Net loss attributable to common shareholders of ($17.0) million or ($0.71) per diluted share, including a ($19.0) million or ($0.79) per share charge related to a non-cash preferred stock dividend and a ($5.1) million or ($0.21) per share charge related to early repayment of debt

•                  Adjusted gross margin from homes delivered of 31.3% and 32.6% for the three and nine months ended September 30, 2013, respectively

•                  Backlog turnover improved to 41.3%, up from 24.8%

•                  New orders of 128 homes, up 21.9%

•                  Contract value of new orders of $54.4 million, up 13.3%

•                  Average selling price in backlog of $470,000, up 10.1%

•                  Selling, general and administrative expenses as a percent of homebuilding revenue improved by 520 bps

•                  Successfully accessed debt and equity capital markets

•                  Raised $90.3 million in net proceeds from IPO; listed on NYSE

•                  Issued $200.0 million of 6.875% senior notes due 2021

•                  Entered into a $75.0 million, four-year senior unsecured revolving credit facility

•                  Added approximately 600 controlled home sites during the quarter

•                  Cash and cash equivalents totaled $201.8 million, resulting in no net debt

Keith Bass, the Company’s President and Chief Executive Officer commented, “The positive momentum in our business continued in the third quarter of 2013, with significant growth in new orders, revenues, home deliveries and Adjusted EBITDA over last year.  These strong results underscore the strength of the Florida housing market, our differentiated product offerings and our targeted customer base.  Our entire team remains focused on executing our strategy, as we continue to scale our homebuilding operations to meet the growing demand for homes in our lifestyle and amenity rich communities.”

For the quarter ended September 30, 2013, the Company generated total revenues of $85.5 million, an improvement of $31.3 million, or 57.7%, compared to $54.2 million in the third quarter of 2012. This increase was primarily due to strength in the Homebuilding segment, attributable to significant growth in homes delivered and higher average selling prices.

For the quarter ended September 30, 2013, the Company recorded a net loss attributable to common shareholders of ($17.0) million, or ($0.71) per diluted share.  Included in the quarter were a ($19.0) million, or ($0.79) per diluted share charge related to a non-cash preferred stock dividend and a ($5.1) million, or ($0.21) per diluted share early repayment of debt charge related to the repayment of $125.0 million of senior secured term notes due 2017.

Revenues from homes delivered for the third quarter of 2013 were $60.5 million, up 84.0% from the prior year.  The average selling price was $429,000, an increase of 5.7% from the prior year period, primarily attributable to an improved pricing environment and changes in product mix.  The Company delivered 141 homes, an increase of 74.1% from the prior year.   Adjusted gross margin from homes delivered was 31.3% and 32.6% for the three and nine months ended September 30, 2013, respectively, compared to 37.4% and 34.0% in the prior year periods.  The decline in the third quarter of 2013 is primarily due to a significantly larger proportion of deliveries in the third quarter of 2012 from a high gross margin, move-up community, compared to the third quarter of 2013.  Additionally, as the backlog turnover improved to 41.3% in the third quarter, the Company delivered homes across a broader range of neighborhoods.

New orders during the third quarter of  2013 increased 21.9% to 128 homes and the average selling price per new order was $425,000. Contract value of new orders was $54.4 million for the third quarter, an increase of 13.3% from the prior year period. Backlog contract value as of September 30, 2013 was $154.2 million, an increase of $4.4 million, or 2.9%, from the prior year period and the average price in backlog was $470,000, an increase of 10.1% from the prior year period. The increase in year-over-year backlog contract value was primarily due to continued improvement in the housing market as evidenced by the increase in new orders and average selling prices, partially offset by increased deliveries.

Financing Activities

On August 27, 2013, the Company closed on a new four-year $75.0 million senior unsecured revolving credit facility. The credit facility includes an accordion feature under which the aggregate commitment may be increased by a maximum principal amount of $50.0 million, subject to certain conditions.

“During the third quarter we completed our previously announced initial public offering, senior notes offering, and entered into our new revolving credit facility.  These transactions provided the Company with increased flexibility to capitalize on the current favorable conditions in the Florida housing market,” commented Mr. Bass. “We continue to actively source land acquisition opportunities and gained control of approximately 600 additional home sites in Naples, FL during the quarter.”

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter 2013 results before the market opens on Tuesday, November 12, 2013 at 8:30 a.m. (Eastern Time).  A slide presentation for the call will be available on the Investor Relations section of the Company’s Web site at investors.WCICommunities.com.  The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available approximately two hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the live call and the replay is 10000556. The replay will be available until 11:59 pm (Eastern Time) on November 26, 2013.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately 2 hours following the call.

To learn more about WCI Communities, please visit the Company’s Web site at www.WCICommunities.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted gross margin from homes delivered.  The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

FORWARD-LOOKING STATEMENTS

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements may be identified by the use of forward-looking terminology such as, “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology.   For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the “Risk Factors” section of the Form 10-Q quarterly report filed by the Company with the Securities and Exchange Commission on August 20, 2013 and subsequent filings by the Company.  The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$201,835	$81,094
Restricted cash	7,992	10,875
Notes and accounts receivable	2,381	5,672
Real estate inventories	277,019	183,168
Property and equipment, net	24,019	24,313
Other assets	16,023	17,789
Income tax receivable	81	16,831
Goodwill	7,520	7,520
Total assets	$536,870	$347,262

Liabilities and Equity
Accounts payable and other liabilities	$39,872	$40,007
Customer deposits	23,237	15,921
Senior secured term notes	—	122,729
Senior notes	200,000	—
Total liabilities	263,109	178,657

Commitments and contingencies (Note 14)

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 and 20,000 shares authorized at September 30, 2013 and December 31, 2012, respectively;
Series A $0.01 par value; 0 shares issued and outstanding at September 30, 2013; 10,000 shares issued and outstanding at December 31, 2012	—	—
Series B $0.01 par value; 0 shares issued and outstanding at September 30, 2013; 1 share issued and outstanding at December 31, 2012	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,795,085 shares issued and 25,768,048 shares outstanding at September 30, 2013; 18,072,169 shares issued and 18,045,132 shares outstanding at December 31, 2012	258	181
Additional paid-in capital	297,625	203,833
Accumulated deficit	(26,214)	(37,664)
Treasury stock, at cost, 27,037 shares at September 30, 2013 and December 31, 2012	(196)	(196)
Total WCI Communities, Inc. shareholders’ equity	271,473	166,154
Noncontrolling interests in consolidated joint ventures	2,288	2,451
Total equity	273,761	168,605
Total liabilities and equity	$536,870	$347,262

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues
Homebuilding	$60,802	$33,524	$145,054	$64,980
Real estate services	20,524	16,863	60,915	55,537
Amenities	4,192	3,778	16,620	15,241
Total revenues	85,518	54,165	222,589	135,758

Cost of Sales
Homebuilding	42,992	21,357	100,621	44,774
Real estate services	19,656	16,918	57,762	53,963
Amenities	5,713	5,095	18,343	17,134
Total cost of sales	68,361	43,370	176,726	115,871

Gross margin	17,157	10,795	45,863	19,887

Other income	(29)	(826)	(1,249)	(1,994)
Selling, general and administrative expenses	10,279	7,399	29,007	21,070
Interest expense	184	982	1,798	5,997
Expenses related to early repayment of debt	5,105	—	5,105	16,984
	15,539	7,555	34,661	42,057
Income (loss) from continuing operations before income taxes	1,618	3,240	11,202	(22,170)
Income tax benefit from continuing operations	—	51,313	85	52,250
Income from continuing operations	1,618	54,553	11,287	30,080
Income from discontinued operations, net of tax	—	17	—	118
Gain on sale of discontinued operations, net of tax	—	1,192	—	2,588
Net income	1,618	55,762	11,287	32,786
Net loss from continuing operations attributable to noncontrolling interests	340	261	163	119
Net income attributable to WCI Communities, Inc.	1,958	56,023	11,450	32,905
Preferred stock dividends	(18,980)	—	(19,680)	—
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(17,022)	$56,023	$(8,230)	$32,905

Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$(0.71)	$3.06	$(0.41)	$2.28
Discontinued operations	—	0.07	—	0.20
Earnings (loss) per share	$(0.71)	$3.13	$(0.41)	$2.48
Diluted
Continuing operations	$(0.71)	$3.05	$(0.41)	$2.27
Discontinued operations	—	0.07	—	0.20
Earnings (loss) per share	$(0.71)	$3.12	$(0.41)	$2.47

Weighted average number of shares of common stock outstanding:
Basic	24,138	17,888	20,099	13,273

Diluted	24,138	17,944	20,099	13,307

Net income attributable to WCI Communities, Inc.:
Income from continuing operations	$1,958	$54,814	$11,450	$30,199
Income from discontinued operations	—	1,209	—	2,706
Net income attributable to WCI Communities, Inc.	$1,958	$56,023	$11,450	$32,905

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2013	2012
	(unaudited)
Operating activities
Net income	$11,287	$32,786
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	462	332
Amortization of debt discounts	243	1,389
Expenses related to early repayment of debt	5,105	16,984
Non-cash addition to senior subordinated secured term loan for PIK interest	—	6,930
Non-cash change in unrecognized tax benefit	—	(50,498)
Depreciation	1,513	1,540
Provision for bad debts	270	286
Gain on sale of discontinued operations	—	(4,265)
(Gain) loss on sale of property and equipment	69	(87)
Stock-based and other non-cash long-term incentive compensation expense	4,312	541
Changes in assets and liabilities:
Restricted cash	2,883	(2,847)
Notes and accounts receivable	3,021	(1,622)
Real estate inventories	(94,772)	(34,797)
Other assets	4,496	876
Income tax receivable	16,750	—
Accounts payable and other liabilities	1,362	276
Customer deposits	7,316	11,002
Net cash used in operating activities	(35,683)	(21,174)
Investing activities
Distribution of capital from unconsolidated joint venture	577	—
Additions to property and equipment	(1,525)	(819)
Proceeds from the sale of discontinued operations	—	10,069
Net cash (used in) provided by investing activities	(948)	9,250
Financing activities
Proceeds from the issuance of common stock, net	90,257	48,260
Proceeds from the issuance of senior notes	200,000	—
Proceeds from the issuance of senior secured term notes, net	—	122,500
Repayment on senior secured term notes	(126,250)	—
Repayment on senior subordinated secured term loan	—	(162,412)
Payments of debt issuance costs	(5,597)	(2,492)
Payments on community development district obligations	(338)	(569)
Payment of preferred stock dividend	(700)	—
Purchase of treasury stock	—	(41)
Net cash provided by financing activities	157,372	5,246

Net increase (decrease) in cash and cash equivalents	120,741	(6,678)
Cash and cash equivalents at the beginning of the period	81,094	43,350
Cash and cash equivalents at the end of the period	$201,835	$36,672

WCI Communities, Inc.

Homebuilding Operations Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	($ in thousands)

Homebuilding revenues	$60,802	$33,524	$145,054	$64,980
Homes delivered	60,482	32,864	144,517	58,693
Land and home sites	320	660	537	6,287
Homebuilding gross margin	17,810	12,167	44,433	20,206
Homebuilding gross margin percentage	29.3%	36.3%	30.6%	31.1%
Homes delivered (units)	141	81	342	150
Average selling price per home delivered	$429	$406	$423	$391
New orders for homes (units)(1)	128	105	415	347
Contract values of new orders(1)	$54,411	$48,048	$183,347	$139,512
Average selling price per new order(1)	425	458	442	402
Cancellation rate(2)	5.9%	3.7%	4.4%	2.8%
Backlog (units)(3)	328	351	328	351
Backlog contract values(3)	$154,239	$149,825	$154,239	$149,825
Average selling price in backlog(3)	470	427	470	427
Active selling neighborhoods at period-end	24	19	24	19

(1)         New orders represent orders for homes including the amount (in units) and contract values, net of any cancellations, occurring during the reporting period.

(2)         Represents the number of orders canceled during such period divided by the number of gross orders executed during such period (excludes cancellations and gross orders related to customer home site transfers).

(3)         Backlog only includes orders for homes at the end of the reporting period that have a binding sales agreement signed by both the homebuyer and us where the home has yet to be delivered to the homebuyer.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to Adjusted gross margin from homes delivered, EBITDA, and Adjusted EBITDA (as defined below).

Adjusted Gross Margin from Homes Delivered

We calculate Adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites from Homebuilding gross margin to arrive at gross margin from homes delivered.  Adjusted gross margin from homes delivered is calculated by adding asset impairments, if applicable, and capitalized interest in cost of sales to gross margin from homes delivered.  Management uses Adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions.  We believe Adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period.  This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance.  Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable.  We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Homebuilding gross margin	$17,810	$12,167	$44,433	$20,206
Less: gross margin from land and homes sites	166	444	201	1,269
Gross margin from homes delivered	17,644	11,723	44,232	18,937
Add: capitalized interest in cost of sales	1,317	554	2,880	993
Adjusted gross margin from homes delivered	$18,961	$12,277	$47,112	$19,930

Gross margin from homes delivered as a percentage of revenue from homes delivered	29.2%	35.7%	30.6%	32.3%
Adjusted gross margin from homes delivered as a percentage of revenue from homes delivered	31.3%	37.4%	32.6%	34.0%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments, and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business.  We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period.  Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies.  Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business.  Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance.  Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.  Our EBITDA-based measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•                  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•                  they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•                  they do not reflect the interest expense necessary to service our debt; and

•                  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP, or alternatives to cash flow provided by operating activities as measures of liquidity.  You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our unaudited consolidated financial statements and related notes.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(17,022)	$56,023	$(8,230)	$32,905
Interest expense	184	982	1,798	5,997
Capitalized interest in cost of sales	1,317	556	2,880	996
Income tax benefit	—	(50,498)	(85)	(50,496)
Depreciation	505	479	1,513	1,540
EBITDA	(15,016)	7,542	(2,124)	(9,058)
Preferred stock dividends	18,980	—	19,680	—
Income from discontinued operations	—	(1,209)	—	(2,706)
Other income	(29)	(826)	(1,249)	(1,994)
Stock-based and other non-cash long-term incentive compensation expense	2,280	138	4,312	541
Asset impairments	—	—	—	—
Expenses related to early repayment of debt	5,105	—	5,105	16,984
Adjusted EBITDA	$11,320	$5,645	$25,724	$3,767

Adjusted EBITDA margin	13.2%	10.4%	11.6%	2.8%

Investor Relations Contact:

Scott Bowles -  ir@wcicommunities.com — (239) 498-8481